Exhibit 23.2

[WEBB & COMPANY, P.A. LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Of China Energy Savings Technology, Inc.:

We consent to the reference in the registration statement filed on Form S-3 of China Energy Savings Technology, Inc. of our report dated January 29, 2004, on the consolidated balance sheet of Starway Management Limited and Subsidiaries as of December 31, 2003 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the two years ended December 31, 2003 and 2002, which appear in the September 30, 2005 Annual Report on Form 10-K of China Energy Savings Technology, Inc. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Webb & Company, P.A.
Webb & Company, P.A.

Boynton Beach, Florida
January 18, 2006